Exhibit 99.2

National CineMedia Plan of Reorganization Confirmed

Plan of Reorganization Strengthens Balance Sheet through Full Equitization of Debt
Maintaining Its Dominant Position as the Largest Cinema Advertising Platform in the U.S.
CENTENNIAL, Colo.- National CineMedia, LLC (NCM LLC or the Company), the largest cinema advertising platform in the U.S., today announced its Plan of Reorganization (the Plan) has been confirmed by the United States Bankruptcy Court for the Southern District of Texas (the Court). This milestone comes less than three months after filing, representing a swift and significant stride forward in the Company's financial restructuring efforts. The Company is expected to emerge from Chapter 11 on or around August or September 2023.

Under the confirmed Plan, the Company will eliminate its debt through the equitization of its secured debt. With a significantly stronger balance sheet, NCM LLC will be positioned to bolster its market-leading position with the financial resources to bring cutting-edge innovation to its advertising partners, continue to build its best-in-class data and attribution platform, and invest in growth strategies. Upon emergence, the Company will maintain its existing corporate structure with National CineMedia, Inc. (NASDAQ: NCMI) (NCM Inc.) serving as the manager of NCM LLC. Additionally, the Company intends to enter into an approximately $55M exit financing facility, which will be used to fund operations and growth initiatives. The existing management team will continue to lead the successfully reorganized company.

“Today’s announcement marks a major step forward in our financial restructuring, positioning the Company for long-term success,” said Tom Lesinski, Chief Executive Officer of NCM. “As we charge ahead toward emergence, we will continue to deliver our full funnel of advertising solutions, connecting brands with NCM’s young, diverse, and sought-after movie audiences. We extend our appreciation to our employees, customers, and partners for their unwavering support throughout this process and are excited to continue our work together in the future.”

Upon emergence, NCM LLC will maintain its dominant position in cinema advertising, serving over 19,500 screens in over 1,500 theaters, including the only three national cinema chains in the U.S. As the industry leader in data intelligence on the moviegoing audience, NCM will continue to effectively harness the massive reach, scale and power of cinema to generate impactful business outcomes for advertisers.

Additional Information
Court filings and additional information related to the Company’s Chapter 11 cases are available on a separate website administrated by the company’s claims, noticing, and solicitation agent, Omni at https://omniagentsolutions.com/NCM. Stakeholders with questions may call the Company’s Claims Agent Omni at (866) 956-2144 or (747) 293-0095 if calling from outside the U.S. or Canada or email NCMInquiries@OmniAgnt.com.

Paul, Weiss, Rifkind, Wharton & Garrison LLP is serving as legal counsel, Lazard Frères & Co. LLC, is serving as investment banker, and FTI Consulting is serving as financial advisor to the Company. The Company has retained C Street Advisory Group to serve as strategy and communications advisor.

About the Company
National CineMedia (NCM) is America’s Movie Network. As the largest cinema advertising platform in the U.S., we unite brands with young, diverse audiences through the power of movies and popular culture. NCM’s Noovie® show is presented exclusively in 47 leading national and regional theater circuits including AMC Entertainment Inc. (NYSE:AMC), Cinemark Holdings, Inc. (NYSE:CNK) and Regal Entertainment Group (a subsidiary of Cineworld Group PLC, LON: CINE). NCM’s cinema advertising platform offers broad reach and unparalleled audience engagement with more than 19,500 screens in over 1,500 theaters in 195 Designated Market Areas® (all of the top 50). NCM Digital and Digital-Out-Of-Home (DOOH) go beyond the big screen, extending in-theater campaigns into online, mobile, and place-based marketing programs to reach entertainment audiences. National CineMedia, Inc. (NASDAQ:NCMI) owns a 100% interest in, and is the managing member of, National CineMedia, LLC. For more information, visit www.ncm.com and www.noovie.com.

FORWARD LOOKING STATEMENTS

This press release contains various forward-looking statements that reflect management’s current expectations or beliefs regarding future events and results of operations, including the Company’s emergence from Chapter 11, statements concerning the ultimate impact of the restructuring on the Company and NCM Inc.’s business, and ongoing business prospects, among others. Investors are cautioned that reliance on these forward-looking statements involves risks and uncertainties. Although the Company believes that the assumptions used in the forward-looking statements are reasonable, any of these assumptions could prove to be inaccurate and, as a result, actual results could differ materially from those expressed or implied in the forward-looking statements. . These factors and risks include, but are not limited to, unanticipated developments that prevent, delay or negatively impact a resolution of discussions with lenders and other financial, operational and legal risks and uncertainties detailed from time to time in cautionary statements contained in the filings of the Company with the Securities and Exchange Commission. Please refer to the Company’s Securities and Exchange Commission filings, including the “Risk Factor” section of the Company’s Annual Report on Form 10-K for the year ended December 29, 2022, and subsequent Quarterly Reports on Form 10-Q, for further information about these and other risks. Investors are cautioned not to place undue reliance on any such forward-looking statements, which are presented only as of the date they are made. The Company undertakes no obligation to update any forward-looking statement, whether as a result, of new information, future events or otherwise, except as required by law.

Media Contact
Pam Workman
Pam.Workman@ncm.com
Press@ncm.com